EXHIBIT 99.1

Alterra Prices $350 Million of 6.25% Senior Notes Due 2020

Hamilton, Bermuda, September 22, 2010 — Alterra Capital Holdings Limited (“Alterra”) (NASDAQ: ALTE; BSX: ALTE.BH) today announced that its wholly-owned subsidiary, Alterra Finance LLC, has priced an offering of $350 million aggregate principal amount of its 6.25% Senior Notes due 2020, fully and unconditionally guaranteed by Alterra, pursuant to an effective shelf registration statement. The closing of the offering is expected to occur on or about September 27, 2010, subject to customary closing conditions.

The net proceeds of the offering will be used to repay a $200 million revolving loan outstanding under a credit agreement of a wholly-owned subsidiary of Alterra. The remaining proceeds will be used for general corporate purposes.

Banc of America Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. A registration statement relating to the proposed offering has been filed with the SEC. You may obtain a copy of the preliminary prospectus supplement, the accompanying prospectus and the final prospectus supplement, when available, from the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you these documents if you request them by contacting Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Prospectus Department or by telephone at 1-800-294-1322, Citigroup Global Markets Inc. at 1-877-858-5407 or at Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or Wells Fargo Securities, LLC at 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, (800) 326-5897, attention: Syndicate Operations.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, and property and casualty insurers. Alterra was formed on May 12, 2010 by the merger of Max Capital Group Ltd. and Harbor Point Limited.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements that reflect Alterra’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting Alterra’s future results, please refer to the most recent reports on Form 10-K and Form 10-Q and other documents filed by Alterra with the SEC. Alterra undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:

Susan Spivak Bernstein, 1-212-898-6640

Senior Vice President

susan.spivak@alterra-bm.com

or

Kekst and Company

Roanne Kulakoff or Peter Hill, 1-212-521-4800

roanne-kulakoff@kekst.com / peter-hill@kekst.com